                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20579

                          ----------------------------

                                    FORM 8-K
                                 CURRENT REPORT

                          ----------------------------

                     Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934, as amended

      Date of Report (Date of earliest event reported): December 10, 1998


                               REV Holdings Inc.
             (Exact Name of Registrant as Specified in its Charter)


Delaware                            333-23451                   13-3933701

(State or Other                   (Commission                (I.R.S. Employer
Jurisdiction of                   File Number)              Identification No.)
Incorporation)

                               625 Madison Avenue
                            New York, New York 10022
          (Address of principal executive offices, including zip code)

       Registrant's telephone number, including area code: (212) 527-4000

                                 Not Applicable
         (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS

         Revlon, Inc. announced on December 11, 1998 that its subsidiary, Revlon Consumer Products Corporation ("Revlon"), disposed of its entire equity interest in The Cosmetic Center, Inc. ("Cosmetic Center"), comprised of 8,479,335 shares of Cosmetic Center Class C Common Stock, along with certain amounts due from Cosmetic Center to Revlon for working capital and inventory, to a newly formed limited partnership which is controlled by York Management Services, Inc., in return for a limited partnership interest. REV Holdings Inc. (the "Company") has no business operations of its own and its only material asset is its ownership of approximately 83.0% of the outstanding shares of capital stock of Revlon, Inc., which represents approximately 97.4% of the voting power of those shares. In connection with the completion of Revlon's disposal of Cosmetic Center (which is treated by the Company as a discontinued operation) the Company will record a loss on disposal in the fourth quarter of 1998 of approximately $33 million in addition to the charge of $15 million recorded in the second quarter of 1998.

         Attached as Exhibit 99.1 hereto and incorporated by reference is the press release, dated December 11, 1998, that announced the disposition of Revlon's entire equity interest in Cosmetic Center.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
         AND EXHIBITS

         The following exhibit is filed as part of this report:

EXHIBIT NO.

99.1     Press release dated December 11, 1998 of Revlon, Inc.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       REV HOLDINGS INC.


Dated:  December 11, 1998

                                       By: /s/ Lawrence E. Kreider
                                          -----------------------------
                                          Name:  Lawrence E. Kreider
                                          Title: Senior Vice President,
                                                 Controller and Chief
                                                 Accounting Officer